Exhibit D
Email to Customers

Dear Valued ArcSight Customer,
Just a few minutes ago, we made a very exciting announcement confirming that ArcSight has entered into a definitive merger agreement with HP, the details of which are included in the press release.
Much like our excitement when you first selected ArcSight to protect your business, we are proud that HP, the world’s largest technology company, has selected ArcSight to be the foundation for its security business. This is a clear reflection of all that we have accomplished together with you, our trusted customers.
As you know, the strong demand for HP’s solutions reflects today’s increasingly sophisticated number of cyber attacks and enterprise threats. Organizations require a modern security approach that is multi-dimensional, taking into account all data within an organization, who has access to it and what they are doing at all times. The world is becoming increasingly interconnected, and new technology innovations such as cloud computing, SaaS applications, virtualization, social networking, and mobile productivity tools create new avenues for cyber criminal activity.
Further exacerbating the situation is a growing number of regulatory and compliance mandates. Continuing to layer multiple preventive products after the fact simply won’t work anymore. We believe organizations need a new approach. IT and security activities must converge and application security must be designed in, to give the deeper context to quickly mitigate risks. A new holistic approach is needed to help secure the modern enterprise. We expect that the combination with HP, the world’s largest technology company, will allow us to offer enhanced enterprise threat and risk management solutions that will deliver broader visibility, deeper context, and faster remediation that will reduce risk and improve compliance for enterprises.
I want you to know that throughout this process helping to protect your business remains our top priority. We remain committed to providing you the best products and highest level of service. I assure you that there will be no interruption to our efforts in keeping your most valued assets secure. Over the next few days, one of us from ArcSight will be calling you to catch up and provide as much information as we can about today’s news.
On behalf of all of us at ArcSight, I want to thank you for your business and your loyalty. We look forward to continuing our relationship with you for many years to come. In the meantime, we are committed to being as open and as honest with you as possible, and we will update you as we can.
Do not hesitate to contact me or your local ArcSight representative with any questions, and we look forward to speaking in the days ahead. Thank you again for your continued support and we are excited about a bright future.
Sincerely,
Tom Reilly, President and CEO
ArcSight

Forward-Looking Statements
This press release contains projections and other forward-looking statements regarding the expected performance of Hewlett-Packard Company (“HP”) following completion of the acquisition, including statements related to HP’s product and service offerings and the future of the enterprise threat and risk management market. Statements regarding future events are based on the parties’ current expectations and are necessarily subject to associated risks related to, among other things, obtaining a sufficient number of tendered shares of common stock and regulatory approval of the merger, the potential impact on the business of ArcSight, Inc. (“ArcSight”) due to the uncertainty about the acquisition, the retention of employees of ArcSight and the ability of HP to successfully integrate ArcSight and to achieve expected benefits. Actual results may differ materially from those in the projections or other forward-looking statements. For information regarding other related risks, please see the “Risk Factors” section of ArcSight’s filings with the United States Securities and Exchange Commission, including its most recent filings on Form 10-K and Form 10-Q.
Securities Law Disclosures
This report is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of ArcSight common stock will be made only pursuant to an offer to purchase and related materials that HP intends to file with the United States Securities and Exchange Commission. ArcSight stockholders and other investors should read these materials carefully because they contain important information, including the terms and conditions of the offer. Once filed, copies of the tender offer statement on Schedule TO, the offer to purchase and related documents will be made available to ArcSight stockholders at no expense to them. In addition, those materials will be available without charge from ArcSight Investor Relations at (415) 293-4427 or by email at robert.dougherty@fd.com, or the United States Securities and Exchange Commission through the Commission’s website at www.sec.gov. ArcSight stockholders and other investors are urged to read carefully those materials prior to making any decisions with respect to the offer.